Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nhtglobal.com	brett@haydenir.com

FOR IMMEDIATE RELEASE

NATURAL HEALTH TRENDS ANNOUNCES SECOND QUARTER REVENUE ESTIMATE

Management to Discuss Results with Shareholders and Interested Parties at

10 a.m. ET on Wednesday, July 29, 2015

DALLAS, TX, July 13, 2015 -- Natural Health Trends Corp. (Nasdaq: NHTC) estimates revenue for the quarter ended June 30, 2015 to be $69.7 million, an increase of 104% compared to $34.2 million in the second quarter last year.

The Company also estimates that its deferred revenue at June 30, 2015 was $8.2 million, compared to $10.4 million at March 31, 2015. At June 30, 2014, deferred revenue was $3.2 million, compared to $7.9 million at March 31, 2014.

The revenue estimate is preliminary and has not been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company's second quarter financial results. In addition, the Company's quarterly financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

Shareholder Conference Call

Management will conduct a conference call to discuss its second quarter financial results. Details of the call are as follows:

●	Date: Wednesday, July 29, 2015
●	Time: 10 a.m. ET/9 a.m. CT/7 a.m. PT
●	Dial-in number: 1-888-455-2296 (domestic) 1-719-457-2627 (international)
●	Webcast link: http://public.viavid.com/index.php?id=115429

A replay will be available from 1 p.m. ET on July 29, through 11:59 p.m. ET on August 5 by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 3259700.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 6, 2015, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.